Exhibit 99.1

 Superior Essex Inc. Reports Positive Net Income and Solid Revenue Growth for
                          the First Quarter of 2004

    ATLANTA, May 5 /PRNewswire-FirstCall/ -- Superior Essex Inc.
(OTC Bulletin Board: SESX), one of the largest wire and cable companies in North America, today reported revenues of $302 million for the quarter ended March 31, 2004 and net income of $1.4 million, or $0.08 per share. Net income for the quarter includes $1.1 million, or $0.04 per share after tax, in restructuring items and other charges.
    "I am very encouraged by this quarter's strong results," noted Stephen M. Carter, Chief Executive Officer of Superior Essex Inc. "We achieved positive net income in our first full reporting quarter as Superior Essex. Combined revenues in our core Communications Cable and Magnet Wire businesses grew 5% on a copper adjusted basis compared to the first quarter of 2003, which we believe is evidence of strengthening demand in our end markets. Our outlook and growth prospects should be enhanced even more once we complete the acquisition of Belden's communications cable assets."

    Financial Results Presentation and Supplemental Disclosures
    Superior Essex Inc. ("Superior Essex" or the "Company") was incorporated in 2003, and on November 10, 2003 acquired the assets and businesses formerly conducted by Superior TeleCom Inc. ("Superior TeleCom") through a Plan of Reorganization under Chapter 11 of the Bankruptcy Code. Superior TeleCom's historical results for the 2003 first quarter are being presented along with the results of Superior Essex for the 2004 first quarter. The historical financial results of Superior TeleCom are not necessarily comparable with the financial results of Superior Essex due to the adoption by Superior Essex of "fresh-start" reporting and the significant change in capital structure resulting from the Plan of Reorganization.
    In this press release, the Company uses certain non-GAAP operating and financial measures, including copper adjusted revenues and Adjusted EBITDA. In the accompanying table entitled "Financial Measures and Key Operating Metrics", the Company defines these measures, which are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net sales, net income (loss) or operating income as determined in accordance with GAAP. In the attached tables, the Company provides a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

    First Quarter Financial Results
    For the quarter ended March 31, 2004, Superior Essex reported revenues of $302 million, compared to $250 million reported by Superior TeleCom in the first quarter of 2003. The increase in revenues includes the impact of higher copper prices in the 2004 first quarter compared to 2003. Adjusted to a constant cost of copper, combined revenues from the Company's core businesses (Communications Cable and Magnet Wire) grew 5% in the 2004 first quarter, offset by a planned scale back in outside copper rod sales of 18%. As a result of the reduction in outside copper rod sales, total copper adjusted revenues in the first quarter of 2004 increased less than 1% as compared to the first quarter of 2003. On a sequential basis, 2004 first quarter copper adjusted revenues grew 10% over the fourth quarter of 2003, including seasonal revenue growth in both Communications Cable and Magnet Wire.
    Operating income for the first quarter of 2004 totaled $7.6 million, compared to operating income of $1.2 million in the first quarter of 2003.
The 2004 first quarter results included $1.1 million of restructuring items and other charges, while the first quarter 2003 results included $4.2 million in similar charges. The increase in first quarter 2004 operating income also reflects $2.6 million in lower depreciation charges in 2004 resulting from the application of fresh start reporting.
    Adjusted EBITDA was $13.8 million in the first quarter of 2004, compared to $13.1 million in the first quarter of 2003. The increase in Adjusted EBITDA was the result of several factors, including increased revenues in the Communications Cable segment and more favorable pricing of outside copper rod sales.

    Business Segment Operating Results
    The Communications Cable segment reported 2004 first quarter revenues of $91 million, a 21% increase over first quarter 2003 revenues of $75 million. On a copper adjusted basis, 2004 first quarter revenues increased 13% as compared to the first quarter of 2003. Sales were stronger in all three product lines -- outside plant (OSP) copper cable, fiber optic cable, and premise wire and cable. While a portion of the comparative increase was likely attributable to an acceleration of cable purchases by certain customers in advance of contractual copper price increases, the Company believes the revenue gains also reflect a general strengthening of market conditions that has continued from the fourth quarter of 2003.
    The Magnet Wire and Distribution (or "Magnet Wire") segment reported 2004 first quarter revenues of $146 million, compared to $124 million in the first quarter of 2003. On a copper adjusted basis, the Magnet Wire segment achieved its first quarter over quarter revenue growth since the beginning of the U.S. industrial recession in late 2000. Copper adjusted revenues increased just under 1% compared to the first quarter of 2003. These results reflect increased shipments through the Company's distribution subsidiary, Essex Brownell, offset by lower sales to several major industrial motor customers due to overstocked inventory levels at the end of 2003.
    The Copper Rod segment reported revenues of $65 million in the 2004 first quarter, compared to $51 million in the 2003 first quarter. On a copper adjusted basis, revenues in the 2004 first quarter declined 18% as compared to the 2003 first quarter. This reduction in outside copper rod sales reflects a planned scale back of total copper rod output in the latter half of 2003 to balance internal copper rod demand requirements with copper rod available for sale to outside third parties.

    Debt, Capital Structure and Liquidity
    The Company reported total debt at March 31, 2004 of $229.5 million, compared to $200 million at December 31, 2003. The increase reflects higher working capital requirements due in part to higher copper prices and the resulting increases in sales and accounts receivable. In addition, the first quarter typically represents the seasonal peak net working capital usage period as compared to year-end, which is typically the seasonal low point. Total stockholders' equity at March 31, 2004 was $168 million.
    The Company's total debt at March 31, 2004 included $145 million in 9.5% Senior Notes, $71 million drawn on its revolving credit facility and $13 million in other debt. In March 2004, the Company increased the revolving credit facility from $125 million to $150 million in response to higher working capital requirements attributable to higher copper prices. On May 3, 2004, the revolving credit facility was further expanded to $175 million to provide additional liquidity upon completion of the Belden asset acquisition. At March 31, 2004, the Company had $66 million in cash and available liquidity under its revolving credit facility.
    On April 14, 2004, the Company's principal operating subsidiaries, Superior Essex Communications LLC and Essex Group, Inc., completed a $257
million 144A offering of 9% Senior Notes due 2012.   The notes were issued at
a purchase price of 97.24%, resulting in approximately $250 million of cash proceeds. The Company is using the proceeds to redeem the $145 million in 9.5% Senior Notes, repay a portion of its revolving credit facility indebtedness, fund its acquisition of certain assets from operating subsidiaries of Belden and pay fees and expenses. Approximately $52.3 million of the proceeds have been placed in escrow pending completion and funding of the Belden asset acquisition.

    Stephen Carter's CEO Comments
    Commenting on first quarter results, Stephen M. Carter, Chief Executive Officer of Superior Essex, noted, "I am extremely pleased with our results in the Company's first full quarter of operations. We reported a net profit and achieved revenue growth in both of our core business segments compared to the first quarter of 2003. Underlying these results, we saw a continuation of the business trends and improving demand levels experienced in the latter half of 2003."
    "Our Communications segment in particular achieved strong revenue growth for the second straight quarter and is showing signs of continued strength. This revenue growth and our market position should be further enhanced when we complete the acquisition of selected copper communications cable assets from Belden. This key strategic acquisition should lead to a significant increase in revenues, and should also result in improvements in capacity utilization and fixed cost absorption. We are also encouraged by the recent growth in our premises and fiber optics businesses. We see opportunities to gain further market share in these areas, particularly in light of recent movements toward further industry consolidation among the major competitors in each business."
    "Our Magnet Wire segment also managed to achieve revenue growth for the first time in several years. This growth was achieved primarily through our Essex Brownell distribution business, which has produced stronger results since the completion of the financial restructuring. Overall, I am confident that we have seen the market trough in North American demand for magnet wire and that we can expect some improvements in the industrial markets through the remainder of 2004."
    "As we continue to emphasize top line growth in our core businesses, we are also focused on maintaining and improving upon our low-cost position. To this end, I recently initiated our Engineering For Growth (EFG) program, through which we will evaluate a number of financial and operating efficiency initiatives, including systems improvements, supply chain management, manufacturing productivity and working capital enhancements. We believe that the EFG program will lead to substantial cost savings and a continued cost advantage over our competitors."

    Outlook
    "As we look to the remainder of 2004, we are optimistic about recent demand improvements, particularly in our Communications Cable segment. We also believe that the strengthening economy will lead to better dynamics in industrial markets, resulting in growing demand for magnet wire in North America."
    "We believe that we will benefit from these improving market conditions through the balance of 2004, at both the sales and net income level. As we look at the second quarter of 2004, there has been considerable speculation about the impact of the volatile copper market on revenues and profitability. While we did have some acceleration of customer purchases in the first quarter and some backlog orders placed in advance of contractual price increases, we still expect to achieve sequential quarter copper adjusted revenue and Adjusted EBITDA growth, before considering any EBITDA contribution or one-time charges related to the Belden acquisition."
    "The Belden acquisition, which we expect to close in May, should produce immediate revenue benefits and sizeable cost synergies. Over the first three to four months, the incremental revenues will yield a lower profit contribution while we work through purchased inventory and incur one-time transitional expenses and charges, primarily associated with the relocation and installation of acquired machinery and equipment into our plants. Beyond this initial transition, this acquisition is expected to yield significant benefits, including a substantial increase in revenues at enhanced incremental margins."

    Analyst Call Information
    Superior Essex will host an analyst call at 10 a.m. (ET), May 5, 2004. During the call, the Company will discuss earnings results and will provide general business updates.
    The dial-in number for financial analysts is 800-362-0571. To participate, please dial in a few minutes before the scheduled time. The media and the public are invited to listen to the call at www.superioressex.com .
    A replay of the call will be available through May 11, 2004 by dialing 888-566-0148. A webcast replay will also be archived for a limited period on the Company's website at www.superioressex.com .

    About Superior Essex
    Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEM) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company's web site at www.superioressex.com .
    Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends, spending reductions by the telephone industry, intense competition, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changes in short-term interest rates and foreign exchange rates, the migration of magnet wire demand to China, fluctuations in the supply and pricing of copper and other principle raw materials, a significant level of indebtedness, our ability to operate within the framework of our revolving credit facility and senior notes, our ability to successfully complete and integrate our acquisition of assets from Belden and identify, finance and integrate other acquisitions; and other risk factors detailed in Superior Essex's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2003.


    Superior Essex Inc.
    Consolidated Income Statement (1)
    Three Months Ended March 31
    ($ in millions, except per share data)

                                    Superior Essex Inc.  Superior TeleCom Inc.
                                     Three months ended    Three months ended
                                             3/31/04              3/31/03

    Net sales                                 $301.9              $249.5
    Cost of sales                              272.3               223.4
    Gross profit                                29.6                26.1
    Operating expenses:
     Selling, general and administrative        20.9                20.7
     Restructuring items and other charges       1.1                 4.2
     Total operating expenses                   22.0                24.9
     Operating income                            7.6                 1.2
    Other income (expense):
     Interest expense                           (4.9)              (20.7)
     Other, net                                    -                (0.2)
     Total other income (expense)               (4.9)              (20.9)
    Income (loss) before reorganization
     items, income taxes and distributions
     on preferred securities                     2.7               (19.7)
    Reorganization items (2)                       -               (34.7)
    Income tax (expense) benefit                (1.3)                2.3
    Distributions on preferred securities          -                (3.9)
    Net income (loss)                           $1.4              $(56.0)

    Earnings (loss) per common share
     Basic                                     $0.08              $(2.58)
     Diluted                                   $0.08              $(2.58)

    Shares used for computation (000s)
     Basic                                    16,500              21,720
     Diluted                                  16,592              21,720

    (1) Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003. All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company. Superior Essex Inc. financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.'s Plan of Reorganization, and the application of fresh-start reporting. Superior Essex Inc.'s financial results are therefore not comparable with those of Superior TeleCom Inc.

    (2) Reorganization items for the three months ended 3/31/03 consist of the following:

        Professional fees                                                $0.9
        Adjustment to pre-petition liabilities                           29.0
        Write-off deferred debt issue costs                               3.8
        Adequate protection payments                                      1.0
         Total                                                          $34.7


    Superior Essex Inc.
    Consolidated Balance Sheet
    ($ in millions)

                                             March 31, 2004  December 31, 2003
    ASSETS

    Current assets:
    Cash and cash equivalents                       $5.6            $10.6
     Accounts receivable, net                      142.4            100.9
     Inventories, net                              134.3            119.8
     Other current assets                           18.1             23.3
      Total current assets                         300.4            254.6
     Property, plant and equipment (net of
      accumulated depreciation)                    220.0            223.3
     Other assets                                    9.7              9.0
       TOTAL ASSETS                               $530.1           $486.9

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
     Short-term borrowings                         $72.5            $42.7
     Accounts payable                               53.1             35.9
     Accrued expenses                               50.6             58.2
      Total current liabilities                    176.2            136.8
     Long-term debt                                157.0            157.0
     Other long-term liabilities                    29.4             29.2
      Total liabilities                            362.6            323.0

    Stockholders' equity                           167.5            163.9

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $530.1           $486.9


    Financial Measures and Key Operating Metrics

    We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

    Due to the recent increases in copper costs (more than 30% in the first quarter of 2004, and more than 60% over the last six months) and the resulting impact on reported revenues, the Company is providing supplemental, non-GAAP sales comparisons at a constant cost of copper to aid in analyzing period-to-period revenues.

    Earnings before interest, taxes, depreciation and amortization, or "EBITDA," is a performance metric we use and which is used by other companies. Management believes that EBITDA is a useful adjunct to operating income and other measurements under GAAP because it is a meaningful measure of a company's performance, as interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness, capital purchasing practices and interest rates. EBITDA also assists management in evaluating operating performance and is sometimes used to evaluate performance for executive compensation. We have included below a presentation of the GAAP financial measure most directly comparable to EBITDA, which is operating income.

    EBITDA as used by the Company may not be comparable to a similarly titled measure of another company.

    The Company also uses the term "Adjusted EBITDA." Adjusted EBITDA excludes primarily costs incurred in connection with the reorganization of Superior TeleCom and non-cash compensation expenses. The Company believes this measure is useful in analyzing the underlying operating performance of the Company before the impact of the costs of the financial restructuring and non-cash compensation expenses. We have included a reconciliation of Adjusted EBITDA to EBITDA.

    EBITDA and Adjusted EBITDA are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income (loss), loss from continuing operations or operating income
    (loss) as determined in accordance with GAAP. EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income (loss), loss from continuing operations or operating income (loss). By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the decreases in the value of assets that produce revenue for the Company. By excluding the costs of the Superior TeleCom restructuring in Adjusted EBITDA, it may not be apparent that these costs represent a reduction in cash available to the Company.

    The following terms used in this press release have the following meanings:


       "EBITDA" means operating income before interest, taxes, depreciation and amortization.

       "Adjusted EBITDA" is EBITDA, adding back all costs and charges in connection with Superior TeleCom's financial restructuring, and other charges, primarily non-cash compensation expenses.

       "Copper adjusted revenues" means revenues adjusted to a constant
        $0.80/lb COMEX cost of copper.


    Superior Essex Inc.
    Supplemental Financial Information (1)
    Three Month Ended March 31, 2004 and March 31, 2003
    ($ in millions)
                                    Superior Essex Inc.  Superior TeleCom Inc.
                                    Three months ended    Three months ended
                                              3/31/04              3/31/03

    Net sales
    Communications Cable                       $90.6                $75.0
    Magnet Wire and Distribution               146.4                124.0
    Copper Rod                                  64.9                 50.5
                                              $301.9               $249.5

    Net sales, copper price adjusted
    Communications Cable                       $87.3                $76.9
    Magnet Wire and Distribution               127.5                127.3
    Copper Rod                                  43.0                 52.7
    Net sales, copper price adjusted          $257.8               $256.9
      Constant cost of copper adjustment        44.1                 (7.4)
      Net sales (GAAP)                        $301.9               $249.5

    EBITDA
    Operating income                            $7.6                 $1.2
    Add back depreciation                        4.8                  7.4
                                               $12.4                 $8.6

    Adjusted EBITDA
    EBITDA                                     $12.4                 $8.6
    Add back:
      Restructuring items and other charges      1.1                  4.2
      Other                                      0.3                  0.3
                                               $13.8                $13.1

    Adjusted EBITDA by segment
    Communications Cable                        $6.2                 $5.8
    Magnet Wire and Distribution                 9.6                 10.3
    Copper Rod                                   0.9                 (0.1)
    Corporate                                   (2.9)                (2.9)

                                               $13.8                $13.1

    (1) Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003. All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company. Superior Essex Inc. financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.'s Plan of Reorganization, and the application of fresh-start reporting, including in certain instances, new cost bases and depreciation bases for the assets acquired from Superior TeleCom Inc.

SOURCE  Superior Essex Inc.
    -0-                             05/05/2004
    /CONTACT: Hank Pennington, Director of Investor Relations of Superior Essex Inc., +1-770-657-6246/
    /Web site:  http://www.superioressex.com /
    (SESX)

CO:  Superior Essex Inc.
ST:  Georgia
IN:  CPR TLS OTC
SU:  ERN ERP CCA MAV